PRECIDIAN ETFs TRUST 485BPOS

Exhibit 99.(m)(1)

PRECIDIAN ETFS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN PURSUANT TO RULE 12b-1

For Funds Advised by Precidian Funds, LLC

WHEREAS, the Precidian ETFs Trust (the “Trust”) a statutory trust organized and existing under the laws of the state of Delaware, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in the Fund(s) (a “Fund”) listed in Schedule A attached hereto; and

WHEREAS, the Trust desires to adopt a Distribution and Shareholder Services Plan (“Plan”) with respect to the class(es) of Shares of the Fund identified in Section 2(a) of this Plan pursuant to Rule 12b-1 under the 1940 Act; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the class(es) of Shares of the Fund identified in Section 2(a) of this Plan and on the following terms and conditions:

1.            Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund of the class(es) of Shares identified in Section 2(a) of this Plan, which activities may include, but are not limited to, the following:

(a)          payments to the Trust’s distributor (the “Distributor”) and to securities dealers and others in respect of the sale of Shares of the Fund;

(b)          payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Shares of the Fund, and providing such other distribution and shareholder services as the Trust may reasonably request, arranging for bank wires, assisting shareholders in changing dividend options, account designations and addresses, providing information periodically to shareholders showing their positions in the Fund, forwarding communications from the Fund such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to shareholders, processing purchase, exchange, and redemption requests from shareholders and placing orders with the Fund or its service providers;

(c)          formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(d)          preparation, printing and distribution of sales literature;

(e)          preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

(f)           obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(g)          obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.          Maximum Expenditures.

(a)          The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

The Funds may pay an amount calculated at the rate of up to 0.25% per annum of the average daily net asset value of the Funds for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations to the date of such expenditures.

3.          Term and Termination.

(a)          This Plan shall become effective with respect to each class on the date that such class commences operation.

(b)          Unless terminated as herein provided, this Plan shall continue in effect with respect to each class of the Fund for one year from the effective date of the Plan for such class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at an in-person meeting called for the purpose of voting on such approval.

(c)          This Plan may be terminated at any time with respect to a particular class of the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such class of the respective Fund.

4.            Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof with respect to any class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such class.

5.            Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.            Quarterly Reports. The Trust’s Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.            Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.            Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “World Funds Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust (“Declaration of Trust”), which may be amended from time to time. This Plan has been authorized by the Trustees (including, the Non-Interested Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan was first authorized with respect to the class(es) of Shares identified in Section 2(a) of this Plan on August 22, 2024 and amended as of December 17, 2024

SCHEDULE A

Funds

Anheuser-Busch InBev SA/NV ADRhedged™

AstraZeneca PLC ADRhedged™

Banco Santander S.A. ADRhedged™

BP p.l.c. ADRhedged™

British American Tobacco p.l.c. ADRhedged™

Diageo plc ADRhedged™

GSK plc ADRhedged™

HSBC Holdings plc ADRhedged™

Mitsubishi UFJ Financial Group, Inc. ADRhedged™

Novartis AG ADRhedged™

Novo Nordisk A/S (B Shares) ADRhedged™

Shell plc ADRhedged™

Sanofi ADRhedged™

SAP SE ADRhedged™

TotalEnergies SE ADRhedged™

Toyota Motor Corporation ADRhedged™

Vodafone Group Plc ADRhedged™

Airbus SE ADRhedged™

argenx SE ADRhedged™

Arm Holdings PLC ADRhedged™

ASE Technologies Holding Co. Ltd. ADRhedged™

ASML Holding NV ADRhedged™

Barclays PLC ADRhedged™

Bayer AG ADRhedged™

Bayerische Motoren Werke AG ADRhedged™

Deutsche Telekom AG ADRhedged™

Haleon plc ADRhedged™

Heineken NV ADRhedged™

Hermes International SA ADRhedged™

Hitachi Ltd. ADRhedged™

Honda Motor Co. Ltd. ADRhedged™

ING Groep NV ADRhedged™

Lloyds Banking Group plc ADRhedged™

L’Oreal SA ADRhedged™

LVMH Moet Hennessy Louis Vuitton SE ADRhedged™

Mizuho Financial Group Inc. ADRhedged™

National Grid plc ADRhedged™

Nestle SA ADRhedged™

Rio Tinto plc ADRhedged™

Roche Holding AG ADRhedged™

Siemens AG ADRhedged™

Silicon Motion Technology Corp. ADRhedged™

Softbank Group Corp. ADRhedged™

Sony Group Corp. ADRhedged™

STMicroelectronics NV ADRhedged™

Taiwan Semiconductor Manufacturing Co. Ltd. ADRhedged™

Unilever PLC ADRhedged™

United Microelectronics Corp. ADRhedged™